[Exhibit 84]


                    [Letterhead of ITT Corporation]



                                      DATE:             August 11, 1997
                                      CONTACT:          Jim Gallagher
                                      TELEPHONE:        212-258-1261

                         FOR IMMEDIATE RELEASE

                       ITT CORPORATION LAUNCHES
                 CASH TENDER OFFER FOR DEBT SECURITIES

          NEW YORK, NY, August 11, 1997 -- Pursuant to the comprehensive plan approved by its Board on July 15, 1997, ITT
Corporation (NYSE: ITT) announced today that it has launched its previously announced cash tender offer to purchase any and all of the following ITT Corporation debt securities:
          o $700MM 6.25% Notes due November 15, 2000
          o $250MM 6.75% Notes due November 15, 2003
          o $450MM 6.75% Notes due November 15, 2005
          o $450MM 7.375% Debentures due November 15, 2015
          o $150MM 7.75% Debentures due November 15, 2025

          The tender offer is being made on a "fixed spread basis" with actual pricing to be determined two business days prior to the expiration of the offer. The purchase price for each series will be determined by reference to the applicable fixed spread over the yield to maturity of the applicable reference U.S. Treasury security. The offer to purchase and withdrawal rights will expire at 5:00 p.m. New York City time on Tuesday, September 9, 1997, unless extended.

          The offer is conditioned upon receipt of all approvals required for the offer and the previously


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Page Two

ITT Corporation Launches Cash Tender Offer For Debt Securities



announced spin-off of ITT's hotel and gaming business and equity self-tender. Other terms and conditions of the tender offer are set forth in the Offer to Purchase.

          The Dealer Managers for the debt tender offer are Goldman, Sachs & Co. The information agent is Georgeson & Company Inc. and
Citibank, N.A. will serve as Depositary.

          Requests for copies of the Offer to Purchase should be directed to the Information Agent, Georgeson & Company Inc., at 800-223-2064. Questions concerning the terms of the Offer to Purchase should be directed to the Dealer Managers, Goldman, Sachs & Co., at 800-828-3182.



                                - ITT -